                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 2, 2002, between Mutual Service Casualty Insurance Company, a corporation organized under the laws of the State of Minnesota (the "Seller"), and Direct General Corporation, a corporation organized under the laws of the State of Tennessee (the "Buyer' or the "Company").

         WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller an aggregate of 101,697 shares of Direct General Corporation Common Stock, no par value (the shares to be sold being referred to hereinafter as the "Shares"), upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

         SECTION 1. SALE AND PURCHASE OF SHARES. The Seller hereby sells to the Buyer, and the Buyer hereby purchases from the Seller, the Shares, for an aggregate purchase price of $4,300,000.00 (or approximately $42.28 per Share).

         SECTION 2. CLOSING DELIVERY. Concurrently herewith, the Seller is delivering to the Buyer one or more stock certificates representing in the aggregate the number of Shares being purchased by the Buyer, duly endorsed for transfer or accompanied by appropriate stock powers duly endorsed in blank, against delivery by the Buyer to the Seller of a wire transfer as instructed by Seller, or, payable to Seller's order, of one or more certified or official bank checks payable in next day funds in the aggregate amount of the purchase price for the number of the Shares being purchased by the Buyer.

         SECTION 3. SELLER'S REPRESENTATIONS AND WARRANTIES. The Seller hereby represents and warrants to the Buyer that:

         (a) Clear Title to the Shares. The Seller has, and is hereby conveying to the Buyer, good, valid and marketable title to the Shares, free and clear of any and all liens, equities, claims, charges or other encumbrances or rights of any third parties of any nature (including, but not limited to, options, rights of first refusal or similar rights, contingent or otherwise).

         (b) Enforceability of This Agreement. The Seller has all requisite legal power to enter into and to perform its obligations under this Agreement. This Agreement and the stock certificates or stock powers being delivered concurrently herewith have been duly executed and delivered by the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, rehabilitation, insolvency, moratorium or other similar laws affecting creditors rights generally and by general principles of equity.

         (c) No Violation of Other Contracts or Law. Neither the execution and delivery of this Agreement nor the consummation by the Seller of the transaction contemplated hereby will conflict with, result in a breach of or constitute a default under or violation of any term of any agreement, contract or instrument to which it is a party or any applicable law, rule, regulation, order or judgment of any court or governmental authority.

         (d) No Governmental Consents. No consent, approval, authorization, or order of registration or filing with, or notice to, any domestic or foreign governmental authority, regulatory body or court is required for the execution or delivery of, or the performance by the Seller of its obligations under, or compliance by the Seller with, this Agreement or the transaction contemplated hereunder.

         (e) No Third Party Consents. The Seller has obtained all consents, approvals and waivers of third parties that may be required in connection with the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby. Without limiting the foregoing, to the Seller's best information and belief no such consent, approval, or waiver is required under the Amended and Restated Stockholders Agreement, dated as of November 18, 1996, among the Company and certain stockholders of the Company, because the Shares are being sold directly to the Company.

         (f) Receipt and Review of Company Information. The Seller has, prior to the date hereof (i) reviewed or been afforded adequate and satisfactory opportunity to review, any and all records and documents of the Company material to the transaction contemplated hereby; (ii) been informed on a regular basis of all business developments material to the Company, including, without limitation, being informed that, subject to public securities market conditions and other relevant factors, the Company is considering a possible public offering of its Common Stock within the next four to six months and that, assuming such offering does in fact occur, the price per share at which the Company's Common Stock is expected to sell in such offering may be substantially in excess of the per share amount stated in Section 1 hereof; (iii) been afforded adequate and satisfactory opportunity to ask such questions and make such inquiries of management of the Company regarding (x) the Company's business, financial condition and future prospects and (y) the transactions contemplated hereby, as the Seller has deemed necessary, appropriate or desirable' and (iv) received such information concerning the Company and the transaction contemplated hereby as the Seller has requested of the Company (all such information supplied or made available to the Seller by the Company, the "Company Information").

         (g) Independent Judgment. The Seller has (i) undertaken its independent analysis of the Company, based on the Company Information and based on such advice, if any, that the Seller has received from the Seller's legal, tax and financial advisors; (ii) considered such other factors it deems relevant to the decision to sell the Shares to Buyer at the purchase price contemplated herein; and (ii) made its independent judgment to enter into this Agreement and sell to the Buyer the Shares.

         (h) No Representations or Warranties by Buyers About the Company or Shares. The Buyer has not made, and the Seller has not relied upon, any representations or warranties to the Seller regarding the Company or its business, prospects or financial condition, or the terms or value of the Shares, and the Seller has not looked to or made any request to the Buyer for any such representations or warranties.

         SECTION 4. BUYERS' REPRESENTATIONS AND WARRANTIES. The Buyer hereby represents and warrants to the Seller that:

         (a) Enforceability of This Agreement. The Buyer has all requisite power to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, rehabilitation, insolvency, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

         (b) No Violation of Other Contracts or Law. Neither the execution and delivery of this Agreement nor the consummation by the Buyer of the transaction contemplated hereby will conflict with, result in a breach of or constitute a default under or violation of any term of any agreement, contract or instrument to which it is a party or any applicable law, rule, regulation, order or judgment of any court or governmental authority.

         (c) No Governmental Consents. No consent, approval, authorization, or order of registration or filing with, or notice to, any domestic or foreign governmental authority, regulatory body or court is required for the execution, delivery and performance by the Buyer of its obligations under, or compliance by the Buyer with, this Agreement or the transaction contemplated hereunder.

         (d) No Third Party Consents. The Buyer has obtained all consents, approvals and waivers of third parties that may be required in connection with the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

Without limiting the foregoing, to the Buyer's best information and belief no such consent, approval, or waiver is required under the Amended and Restated Stockholders Agreement, dated as of November 18, 1996, among the Company and certain stockholders of the Company, because the Shares are being purchased directly by the Company.

         SECTION 5. FURTHER ASSURANCES; CONSENTS. From time to time each party hereto, at its own cost, will execute all such instruments and take all such further actions as the other party may reasonably request in order to carry out and to give effect to the intent and purpose hereof including without limitation, the execution and delivery of any and all confirmatory and other instruments, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

         SECTION 6. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing, shall be delivered by hand, commercial courier or facsimile transmission and shall be deemed to have been given or made when delivered, addressed as follows:



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

Seller:                                               Buyer:
------                                                -----
Mutual Service Casualty Insurance Corp.               Direct General Corporation
Attn: CFO & Treasurer                                 Attn: SVP & CFO
Two Pine Tree Drive                                   1281 Murfreesboro Road
Arden Hills, MN 55112-3793                            Nashville, TN 37217

         SECTION 7. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the Buyer and the Seller and supersedes all prior agreements, correspondence, and understandings between them relating to the subject matter hereof This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be deemed executed upon receipt by all parties hereto (or their duly authorized representatives) of executed signature pages by facsimile transmission, provided that such facsimile transmission shall be followed by overnight courier or mail delivery of such original executed signature pages. This Agreement may not be amended or modified except in a writing signed by both parties.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.


SELLER


By: /s/ Stephen L. Rohde
    -----------------------------------------
    Stephen L. Rohde
    Vice President
    Chief Financial Officer & Treasurer
    Mutual Service Casualty Insurance Company



BUYER


By: /s/ Barry D. Elkins
    -----------------------------------------
    Barry D. Elkins
    Senior Vice President and
    Chief Financial Officer
    Direct General Corporation









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
                                                                   Exhibit 10.28



                           DIRECT GENERAL CORPORATION

                              NASHVILLE, TENNESSEE


     BARRY D. ELKINS

  SENIOR VICE PRESIDENT
& CHIEF FINANCIAL OFFICER


December 2, 2002



VIA FACSIMILE AND U.S. MAIL
Mr. Stephen L. Rohde
Mutual Service Casualty Insurance Company
Two Pine Tree Drive
Arden Hills, MN 55112-3793

RE:   (1) Funding of Uncollectible Reinsurance Recoverables Related to Reliance;
          and
      (2) Repurchase of Direct General Common Stock

Dear Steve:

This letter is in response to our telephone conversation this morning and, as described below, sets forth the terms of two transactions between our respective companies, Direct General Corporation (the "Company") and Mutual Service Casualty Insurance Company ("MSCIC").

1. Funding of Uncollectible Reinsurance Recoverables. Claim payments approximating $1,250,000 have been disbursed from the account established by the Company under the name "Mutual Service Casualty Insurance account" (the "Account"), but such amount has not been recovered from a reinsurer, Reliance Insurance Company ("Reliance"), in accordance with the terms of the Quota Share Reinsurance Agreements (the "Agreement") between MSCIC and Reliance. As the result of the liquidation of Reliance, it is unlikely that any of this amount will be received in the near future, if ever. MSCIC acknowledges that it is liable for any and all uncollectible reinsurance recoverables due from Reliance under the Agreement.

         With respect to the current unrecovered amount of approximately $1,250,000, MSCIC and the Company agree for their mutual financial planning benefit as follows:

         a. MSCIC will wire $1,250,000 today in the name of the Company to an account to be designated by the Company.

         b. On or before the close of business on December 31, 2002, the Company will wire or otherwise transfer funds in the amount of $1,250,000 to the Account held for the benefit of MSCIC.

         c. In the event that any of the uncollectible reinsurance recoverables due under the Agreement to MSCIC from Reliance are in fact recovered by the Company from

                  Reliance, state guaranty fund, or other applicable source of funds through court order, regulatory action, or other manner, the Company will promptly reimburse such funds to MSCIC or to the Account held for the benefit of MSCIC.

         With respect to any future claim payments disbursed from the Account, MSCIC agrees to transfer funds into the Account at least quarterly, in an amount representing the uncollectible reinsurance recoverable due from Reliance. The amount of such recoverable will be calculated by the Company and provided to MSCIC on a monthly basis.

2. Repurchase of Direct General Corporation Common Stock. The Company and MSCIC have agreed by letter agreement dated November 12, 2002, that the Company will repurchase 101,697 shares of its Common Stock (the "Shares") from MSCIC for the aggregate purchase price of $4,300,000. Today, the parties are implementing that agreement as follows:

         a. A copy of that certain Stock Purchase Agreement dated as of December 2, 2002 (the "Purchase Agreement") signed by the Company is being delivered in conjunction with this letter (via fax or PDF email).

         b. Upon the execution and return by MSCIC (via fax or PDF email) of the Purchase Agreement, together with the execution and return of this letter agreement, the Company will wire $4,300,000 to MSCIC in accordance with transfer instructions from MSCIC.

         c. Upon receipt of said wire transfer of funds from the Company, MSCIC will promptly deliver to the Company, by overnight delivery, stock certificate(s) representing the Shares, duly endorsed for transfer or accompanied by appropriate stock powers duly endorsed in blank, as provided under Section 2 of the Purchase Agreement.

If MSCIC agrees that this letter, together with the Purchase Agreement, sets forth the terms of our agreement regarding the two transactions described above, and that this letter, together with the Purchase Agreement, supercedes and replaces any prior agreements between us regarding the same subject matter, please sign below and return a signed copy of this letter to me.

Sincerely,                             Agreed.


/s/ Barry D. Elkins                    /s/ Stephen L. Rohde
----------------------------           -----------------------------------
Barry D. Elkins                        Stephen L. Rohde
Senior Vice President and              Vice President
Chief Financial Officer                Chief Financial Officer & Treasurer
Direct General Corporation             Mutual Service Casualty Insurance Company








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